UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2020

Seattle Genetics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-32405	91-1874389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(Address of principal executive offices, including zip code)

(425) 527-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	SGEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Srinivas Akkaraju, M.D., Ph.D. as Class III Director

On August 15, 2020, Srinivas Akkaraju, M.D., Ph.D. notified Seattle Genetics, Inc. (the “Company”) of his decision to resign from the Board of Directors of the Company (the “Board”), effective August 15, 2020. In submitting his resignation, Dr. Akkaraju did not express any disagreement on any matter relating to the Company’s operations, policies or practices.

Appointment of Ted Love, M.D. as Class III Director

On August 16, 2020, the Board appointed Ted Love, M.D. to the Board to fill the newly created vacancy effective August 16, 2020. Dr. Love will serve as a Class III director for a term expiring at the 2022 annual meeting of the Company’s stockholders, or until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. There is no arrangement or understanding with any person pursuant to which Dr. Love was appointed as a member of the Board.

In accordance with the Company’s compensation policy with respect to annual cash fees for non-employee directors, Dr. Love will receive an annual cash retainer of $60,000 for his service on the Board, which will be prorated during 2020.

In addition, effective as of August 17, 2020 (the “Grant Date”), in accordance with the Company’s policy with respect to initial equity grants to new non-employee directors, the Board granted Dr. Love a nonstatutory stock option to purchase shares of Company’s common stock with a target value of $300,000 (the “Option”) and a restricted stock unit award covering shares of the Company’s common stock with a target value of $300,000 (the “RSU Award”) pursuant to the terms of the Company’s Amended and Restated 2007 Equity Incentive Plan. The actual number of shares underlying the Option (4,460) was calculated based on an approximation of the target award value based on the average closing stock price during the 30 calendar days preceding the Grant Date and using a Black Scholes methodology for stock option valuation. The actual number of shares underlying the RSU Award (1,799) was calculated by dividing the target value of the RSU Award by the average closing stock price during the 30 calendar days preceding the Grant Date. One quarter of the shares underlying the Option will vest on the first anniversary of the Grant Date and 1/36th of the remaining shares shall vest each month thereafter until the Option is fully vested on the fourth anniversary of the Grant Date. The RSU Award will vest twenty-five percent (25%) on each anniversary of the Grant Date until the RSU Award is fully vested on the fourth anniversary of the Grant Date.

The Company also intends to enter into its standard form of indemnification agreement with Dr. Love (the “Indemnification Agreement”), which will require the Company, under the circumstances and to the extent provided for therein, to indemnify Dr. Love to the fullest extent permitted by law against certain expenses and other amounts incurred by Dr. Love as a result of being made a party or threatened to be made a party to certain actions, suits or proceedings by reason of his position as a director of the Company. The foregoing is only a brief description of the Indemnification Agreement, does not purport to be complete, and is qualified in its entirety by reference to the form of Indemnification Agreement previously filed by the Company as Exhibit 10.29 to the Company’s Registration Statement on Form S-1/A (File No. 333-50266), filed with the Securities and Exchange Commission on January 4, 2001.

A copy of the press release announcing the appointment of Dr. Love to the Board is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Changes to Compensation of Roger Dansey, M.D.

On August 14, 2020, the Compensation Committee of the Board approved changes to the compensation of Roger Dansey, M.D., the Company’s Chief Medical Officer. Effective September 1, 2020, Dr. Dansey’s base salary will be increased from $706,400 to $730,000. In addition, Dr. Dansey’s target cash incentive award for 2020 was increased from 50% to 65% of his base salary.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Seattle Genetics, Inc. dated August 18, 2020.

104	Cover page interactive data file (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEATTLE GENETICS, INC.

Date: August 18, 2020	By:	/s/ Clay B. Siegall
Clay B. Siegall
President and Chief Executive Officer